EXHIBIT 99.1
For Immediate Release
ALLERGAN AND ALCON REACH AGREEMENT ON BRIMONIDINE 0.15% PATENT LITIGATION
(IRVINE, Calif., March 9, 2006) — Allergan, Inc. (NYSE: AGN) announced today that Allergan and Alcon, Inc. (NYSE: ACL) have settled Allergan’s patent infringement lawsuit in the United States District Court for the District of Delaware contending that Alcon’s proposed brimonidine 0.15% product infringes two brimonidine-related patents owned by Allergan.
Pursuant to the settlement:
1.	Alcon has agreed to a license beginning on September 30, 2009, in the United States under both patents at issue in the Delaware lawsuit;

2.	Alcon will not sell, offer for sale or distribute its brimonidine 0.15% product until September 30, 2009, or earlier if certain market conditions occur, the primary condition being a trigger based generally on the extent to which prescriptions of ALPHAGAN® P 0.15% have been converted to other brimonidine-containing products (including ALPHAGAN® P 0.1% and COMBIGAN™) marketed by Allergan.

3.	Upon market entry of Alcon’s 0.15% brimonidine product, Alcon will pay Allergan royalties on the sale of its product in the United States.
“We are pleased with this settlement and the delayed-entry license taken by Alcon, which respects our intellectual property portfolio,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “This delayed-entry license, which we are confident will not commence until September 30, 2009, is in line with Allergan’s long-term strategy for our overall brimonidine franchise.”
Additionally, Allergan has dismissed a separate patent infringement lawsuit filed by Allergan against Alcon in the United States District Court for the District of California related to self-preserved ophthalmic antibiotics.
Allergan’s ALPHAGAN® franchise has been a leading therapy for reducing intraocular pressure (IOP) in patients safely and effectively for more than five years. ALPHAGAN®, ALPHAGAN® P 0.1% and ALPHAGAN® P 0.15% are indicated for lowering IOP in patients with open-angle glaucoma or ocular hypertension.
About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
Forward-Looking Statements
This press release contains “forward-looking statements,” including, but not limited to, statements regarding outcomes of the litigation and the timing of generic versions of the Company’s products. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, the uncertainties associated with the litigation and appeal process; the uncertainties regarding the regulatory approval process and the timing associated therewith; general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents obtained by competitors; challenges inherent in product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or the acceptance of new indications for such products; domestic and foreign health care reforms; the timing and uncertainty of the research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under Item 1A of Part I, “Risk Factors,” in Allergan’s 2005 Form 10-K. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Caroline Van Hove (714) 246-5134 (media)
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